     PRUDENTIAL ASSET PURCHASE AGREEMENT

     This PRUDENTIAL ASSET PURCHASE AGREEMENT is entered into as of this 3rd day of October, 2005 among PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P., a Delaware limited partnership (“Company L.P.”), PRENTISS PROPERTIES REAL ESTATE FUND I, L.P., a Delaware limited partnership ("Other Seller" and, collectively with Company L.P., "Seller") and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (together with its successors and assigns, “Prudential”).

     RECITALS

     Reference is made to the Agreement and Plan of Merger dated as of the date hereof by and among Brandywine Realty Trust, Brandywine Operating Partnership, L.P., Brandywine Cognac I, LLC, Brandywine Cognac II, LLC, Prentiss Properties Trust and Company L.P. (as it may be amended, the “Merger Agreement”) and the Master Agreement dated as of the date hereof between Brandywine Operating Partnership, L.P. and Prudential (the “Master Agreement”). This Agreement is referred to in the Merger Agreement as the “Prudential Asset Purchase Agreement” and is being delivered in connection with the Merger Agreement and the Master Agreement, in each case subject to the terms and conditions hereof.

     In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

     Section 1.     Capitalized Terms.     Capitalized terms used in this Agreement without definition shall have the respective meaning given them in the Merger Agreement.

     Section 2.     Effectiveness of this Agreement.     Notwithstanding anything to the contrary, including, without limitation, the execution and delivery of this Agreement as of the date hereof, this Agreement shall not become effective unless and until the following conditions (the “Effectiveness Conditions”) are satisfied: (i) the Final Condition Satisfaction Date occurs, and (ii) each of Company L.P. and Brandywine Operating Partnership, L.P. delivers to Prudential a certification, in form and substance reasonably satisfactory to Prudential, that confirms that all conditions to such party’s and its affiliates’ obligations to effect the REIT Merger and the OP Merger have been irrevocably satisfied or waived in writing. Upon the occurrence of the Effectiveness Conditions, this Agreement shall become fully effective as if executed and delivered as of such date.

     Section 3.     Capitalized Terms.     Listed on Exhibit A hereto are certain properties (collectively, the “Fee Owned Properties”), which are owned by the entities listed on Exhibit A as the owners thereof (each, a “Property Owner”). Listed on Exhibit B hereto is a property commonly known as High Bluff Ridge located in Del Mar, California (the “Joint Venture Owned Property”) owned by the entity listed thereon as the owner thereof (the “Joint Venture Property Owner”). The Fee Owned Properties and all of the right, title and interest of the Company or its Affiliate (the “Joint Venture Interest Owner”) in the Joint Venture Owned Property (the “Joint Venture Interest”) shall be conveyed to one (1) or more entities designated by Prudential (each such entity, a “Transferee”) in accordance with the terms of this Agreement. The Fee Owned Properties, the identity of which may change as described in Section 5 of this Agreement, are more particularly described below and are referred to in this Agreement with the following and with the Joint Venture Interest, collectively, as the “Specified Assets”:

(a)	All of that land more particularly described on Exhibit C and all improvements located thereon (the “Real Property”);

(b)	All right, title and interest, if any, of the applicable Property Owner, in and to any land lying in the bed of any street, road or access way, opened or proposed, in front of, at a side of or otherwise adjoining the Real Property;

(c)	All right, title and interest of the applicable Property Owner, reversionary or otherwise, in and to all easements in, upon or benefiting the Real Property and all other rights and appurtenances belonging or in any wise pertaining thereto;

(d)	Any condemnation award to be made after the date of this Agreement for any claim of condemnation hereafter occurring, in connection with the Real Property and/or the other interests described in the foregoing subparagraphs 10.01(a) through (c), of this Section 3, and in and to any award for damage hereafter occurring to the Real Property and/or such interests;

(e)	All right, title and interest of the applicable Property Owner in and to any permits, approvals, agreements, rights and entitlements pertaining to the Real Property, in each of the foregoing cases to the extent assignable;

(f)	All right, title and interest of the applicable Property Owner in and to all air rights, water rights and mineral rights with respect to the Real Property or appurtenant to the Real Property;

(g)	Any and all rights to the present or future use of wastewater, drainage, water or other utility facilities that pertain to or benefit the Real Property, including, without limitation, all reservations, credits, commitments or letters covering any such use in the future;

(h)	All right, title and interest of the applicable Owner in and to any and all reversionary rights attributable to the Real Property;

(i)	All right, title and interest of the applicable Property Owner in and to all consents, authorizations, variances or waivers, licenses, credits, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality with respect to the Real Property, in each of the foregoing cases to the extent assignable; and

(j)	All right, title and interest of the applicable Property Owner in and to all contracts, agreements, plans, specifications, site plans, construction drawings, schematics and renderings, studies, reports, documents, materials and information, and any other tangible or intangible property, rights and benefits relating to the Real Property, in each of the following cases to the extent assignable.

     Section 4     Conveyance of Specified Assets and Joint Venture Interest; Specified Assets Purchase Price.     On the business day immediately preceding the Closing Date (such business day, the “Specified Assets Closing Date”), Company L.P. shall cause to be conveyed by each Property Owner and the Joint Venture Interest Owner to the applicable Transferee(s) such Property Owner’s Specified Asset(s). The closing under this Section 4 (the “Specified Assets Closing”) shall take place at the offices of Pepper Hamilton LLP, Philadelphia, Pennsylvania. Each such conveyance by a Property Owner shall be made by delivery and recordation of a deed in the applicable form of Exhibit D hereto (each, a “Deed”) and delivery and recordation, if applicable, of the other documents and instruments listed in Section 6. The conveyance of the Joint Venture Interest by the Joint Venture Interest Owner shall be made by delivery of an assignment of interest in the form of Exhibit E hereto (the “Assignment of Interest”). In exchange for the conveyance of all of the Specified Assets in accordance with the terms of this Section, Prudential shall pay or cause to be paid to Company L.P. the sum of $747,650,417 (the “Specified Assets Purchase Price”), subject to adjustment as provided in this Agreement and less the outstanding balance of any indebtedness on any of the Specified Assets or the Joint Venture Owned Property that is not repaid in full on or before the Closing Date. The Specified Assets Purchase Price, as adjusted as provided herein, shall be paid by wire transfer of immediately available funds pursuant to wiring instructions provided by Company L.P. to Prudential in writing not less than two (2) business days prior to the Specified Assets Closing Date.

     Section 5     Change in Specified Assets.     Company L.P. and Other Seller acknowledge and agree that Prudential has certain rights under the Master Agreement to modify the list of properties included in Specified Assets, including, without limitation, to drop or substitute the Joint Venture Interest from the transactions contemplated hereby and by the Master Agreement. Company L.P. and Other Seller further acknowledge and agree that Prudential shall have the right under this Agreement to modify the list of properties included in the Specified Assets, including without limitation, to drop or substitute the Joint Venture Interest if it does so under the Master Agreement, by delivering written notice thereof to Company L.P. or Other Seller, as the case may be. Upon each such modification and substitution, “Specified Assets” as used in this Agreement shall be deemed to include the then-current list of Specified Assets, as so modified and “Joint Venture Interest” shall be dropped from this Agreement or modified, as the case may be, in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, no Seller shall be required to convey any real property interest in a Specified Asset other than those listed in Exhibit A and Exhibit B as of the date of this Agreement unless and until either (a) any tenant or other party having a right to purchase such property or having another purchase-related right (such as to approve the property purchaser) has waived such party's rights, such rights have expired or Seller can otherwise convey the real property without violating such tenant's or other party's rights, or (b) Prudential shall have agreed to indemnify Seller for any loss, cost or damages relating to the applicable matter set forth in item (a) of this sentence.

     Section 6     Delivery of Documents by Company L.P.     On the Specified Assets Closing Date, Company L.P. and Other Seller shall, notwithstanding anything to the contrary, deliver or cause to be delivered to Prudential the following:

(a)	The Deeds and the Assignment of Interest, duly executed and delivered by the applicable Property Owner or the Joint Venture Interest Owner, as the case may be;

(b)	All transfer, recordation and similar tax forms required in connection with the Deeds and the Assignment of Interest, in form and substance reasonably satisfactory to Prudential, duly executed and delivered by the applicable Property Owner or the Joint Venture Interest Owner, as the case may be;

(c)	A Bill of Sale in the form of Exhibit F hereto (each, a “Bill of Sale”), duly executed and delivered by each applicable Property Owner;

(d)	An Assignment of Leases in the form of Exhibit G hereto (each, an “Assignment of Leases”), duly executed and delivered by each applicable Property Owner;

(e)	An Assignment of Intangibles in the form of Exhibit H hereto (each, an “Assignment of Intangibles”), duly executed and delivered by each applicable Property Owner, together with original copies of all permits, licenses, approvals, contracts and other matters conveyed thereby to the extent reasonably available in Company L.P.’s possession or under Company L.P.’s control;

(f)	All on-site books, records, files and keys related to each Specified Asset and the Joint Venture Owned Property;

(g)	Such affidavits and indemnities as are customarily required by the title insurance company issuing the title insurance policies on the Specified Assets or the Joint Venture Owned Property, including, without limitation, as to parties in possession, mechanic’s liens, a gap closing, if applicable, contest of encumbrances and no transfer of the Specified Assets or Joint Venture Owned Property or grant of any option or similar matter, and evidence of each Property Owner’s and the Joint Venture Interest Owner’s authority to convey the Specified Assets, which affidavits and indemnities are reasonably satisfactory to Prudential and such title insurance company. Notwithstanding the foregoing, with respect to Specified Assets located in Virginia, no Property Owner of any such Specified Asset shall be required to deliver an affidavit covering mechanic’s liens on such Specified Asset to the extent resulting from work of a tenant under a lease affecting such Specified Asset;

(h)	A non-foreign affidavit in the form of Exhibit I hereto, duly executed and delivered by each Property Owner and the Joint Venture Interest Owner;

(i)	To the extent obtained by Company L.P. or its affiliates, the Debt Assignment and Assumption Documents (as defined below) duly executed and delivered by Company L.P. and all parties thereto other than the applicable Transferee, it being acknowledged by Prudential, however, that it shall not be a condition to Prudential’s obligation to close under this Agreement that Company L.P. deliver any Debt Assignment and Assumption documents Company L.P. has not been able to obtain despite the efforts required under the Merger Agreement;

(j)	Notices to all tenants under the Space Leases affecting the Specified Properties in the form of Exhibit J hereto, duly executed by or on behalf of each respective Property Owner;

(k)	Such other documents and instruments as are customary for real property sales of comparable property in the applicable jurisdiction and may be reasonably required by Prudential or the title company in connection with the transactions contemplated by this Agreement.

     Section 7.      Delivery of Documents by Transferees.     On the Specified Assets Closing Date, Prudential shall deliver or cause to be delivered to Company L.P. the following:

(a)	The Assignment of Interest, duly executed and delivered by the applicable Transferee;

(b)	All transfer, recordation and similar tax forms required in connection with the Deeds and the Assignment of Interest, in form and substance reasonably satisfactory to Prudential, duly executed and delivered by the applicable Transferee;

(c)	Each Assignment of Lease, duly executed and delivered by each applicable Transferee;

(d)	Each Assignment of Intangibles, duly executed and delivered by each applicable Transferee;

(e)	The Debt Assignment and Assumption Documents, duly executed and delivered by the applicable Transferees;

(f)	The Closing Statements, duly executed and delivered by each Transferee;

(g)	A certification by Prudential that all representations and warranties of Prudential contained in this Agreement are true and correct;

(i)	The Specified Assets Purchase Price; and

(j)	Such other documents and instruments as may be reasonably required by Company L.P. in connection with the transactions contemplated by this Agreement.

     Section 7     Assignment.     Company L.P. and Other Seller acknowledge and agree that Prudential shall have the right to assign all of its right, title and interest in, to and under this Agreement to one (1) or more entities owned or advised by Prudential or any of its Affiliates (Prudential and each of the foregoing, a “Transferee”). Upon any such assignment, each applicable Transferee shall succeed to all applicable right, title and interest of Prudential under this Agreement, and each applicable Transferee shall assume all applicable obligations of Prudential under this Article first arising from and after the date of such assignment. No such assignment by Prudential shall release Prudential from its obligations under this Agreement.

     Section 8     Termination; Remedies.     If the Merger Agreement is terminated in accordance with its terms, this Agreement shall be deemed terminated and of no further force or effect, except for any provisions which by their terms are to survive Closing. Without limiting any other term of this Agreement or any rights at law or in equity, Company L.P. and Other Seller acknowledge and agree that the terms of this Agreement shall be enforceable by one (1) or more actions in specific performance.

     Section 9     Representations and Warranties.     Company L.P. and Other Seller hereby jointly and severally represent and warrant to Prudential, as of the date on which this Agreement becomes effective and as of the Closing Date, as follows:

(a)	Neither Company L.P. nor Other Seller is, and is not an affiliate (as defined in Section V(c) of Prohibited Transaction Class Exemption 84-14 (“PTE 84-14”)) of, any of the Trustees of the Western Conference of Teamsters Pension Trust Fund. None of Company L.P., Other Seller or any affiliate (within the meaning of Part V(c) of PTE 84-14) of either of them has the authority to appoint or terminate Prudential as investment manager of any assets of the Western Conference of Teamsters Pension Trust Fund or to negotiate the terms of any management agreement with Prudential on behalf of the Western Conference of Teamsters Pension Trust Fund, and neither Company L.P. nor Other Seller is a participating employer in the Western Conference of Teamsters Pension Trust Fund. The transaction contemplated by this Agreement (the “Transaction”) is not specifically excluded by Part I(b) of PTE 84-14. Neither Company L.P. nor Other Seller is a related party of Prudential (as defined by Part V(h) of PTE 84-14). The terms of the Transaction have been negotiated and determined at arm’s length, as such terms would be negotiated and determined by unrelated parties.

(b)	Neither Company L.P. nor Other Seller is a party in interest (as defined in Section 3(14) of ERISA) with respect to the Virginia Retirement System, the PRISA II 10% Plan or any of the PRISA III 10% Plans (all as defined below), other than by reason of providing services to the Virginia Retirement System, a PRISA II 10% Plan or a PRISA III 10% Plan, as the case may be, or by reason of a relationship to such a service provider described in Section 3(14)(F), (G), (H) or (I) of ERISA. Further, neither Company L.P. nor Other Seller exercises discretionary authority, control, responsibility or influence with respect to the investment of assets of the Virginia Retirement System, the PRISA II 10% Plan in Prudential Property Investment Separate Account II (“PRISA II”) or a PRISA III 10% Plan in Prudential Property Investment Separate Account III (“PRISA III”) or has discretionary authority, control, responsibility or influence with respect to the management or disposition of the assets of the Virginia Retirement System, the PRISA II 10% Plan held in PRISA II or a PRISA III 10% Plan held in PRISA III. For purposes hereof, (i) “PRISA II 10% Plan” shall mean the Virginia Supplemental Retirement System, and (ii) “PRISA III 10% Plans” shall mean (A) the General Board of Pension and Health Benefits of the United Methodists Church incorporated in Missouri as trustee of certain benefit and pension plans of the United Methodists Church, (B) STA-ILA of Baltimore Pension Fund, and (C) the New York State Teachers’ Retirement System.

(c)	Neither Company L.P. nor Other Seller is an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA. None of Company L.P.’s or Other Seller’s assets constitute assets of any employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA and/or Section 4975 of the Code. Neither Company L.P nor Other Seller is a “governmental plan” within the meaning of Section 3(32) of ERISA and none of the Specified Assets or the Joint Venture Owned Property is subject to State statutes regulating the investments of and fiduciary obligations with respect to governmental plans.

(d)	The transactions contemplated by this Agreement, the Merger Agreement and the Master Agreement are exempt from any requirement to make any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the implementing regulations thereto, 16 C.F.R. parts 801-803, because Company L.P. and Other Seller have determined that the aggregate fair market value of the non-exempt assets constituting a portion of the Specified Assets of Company L.P. and Other Seller and the entities controlled by Company L.P. or Other Seller is less than $53,100,000.

     Section 10     Consent Required Outstanding Indebtedness.     Notwithstanding anything to the contrary contained in this Agreement, at all times prior to the Specified Assets Closing Date, Company L.P. and Other Seller shall use commercially reasonable efforts to obtain the consent to the assumption of each Consent Required Outstanding Indebtedness by the applicable Transferee from each holder thereof and any other necessary party thereto (each, a “Required Debt Consent”). Neither Company L.P. nor Other Seller shall have any obligation to pay any assumption fee or other amount due to any holder of any Consent Required Outstanding Indebtedness in order to obtain a Required Debt Consent. Each Required Debt Consent so obtained shall be in form and substance reasonably satisfactory to Prudential. Company L.P. and Other Seller agree that they shall not modify or permit to be modified any term of the Consent Required Outstanding Indebtedness without Prudential’s prior consent. If Company L.P. or Other Seller is not released from any obligations under a non-recourse carve-outs guaranty pursuant to a Required Debt Consent, Prudential shall indemnify, defend and hold harmless Company L.P. and/or Other Seller from any and all liability under such guaranty first arising from and after such time as Prudential or the applicable Transferee becomes the borrower thereunder.

     Section 11     Closing Costs.     Prudential shall pay or cause to be paid all transfer and similar taxes and fees associated with the direct one(1) time transfer of the Fee Owned Properties and Joint Venture Interest to each Transferee pursuant to the terms of this Article, and each of Company L.P., Other Seller and Prudential shall pay their own legal fees and expenses associated with the transactions contemplated by this Agreement.

     Section 12     Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable conflict or choice or law rules.

     Section 13    Severability.      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that such transactions are fulfilled to the fullest extent possible.

     Section 14     Counterparts.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 15     Entire Agreement; No Third Party Counterparts.     This Agreement (including any exhibits and schedules hereto), taken together with the Merger Agreement and the Master Agreement (a) constitutes the entire agreement, and supersedse all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby and thereby. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 16     Assignments.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except as expressly permitted herein. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 17     Assignments.     This Agreement may not be amended except in writing by all parties hereto.

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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

COMPANY L.P.:

PRENTISS PROPERTIES ACQUISITION
PARTNERS, L.P., a Delaware limited partnership

By: Prentiss Properties I, Inc., a Delaware
corporation, its general partner

By: /s/ Thomas F. August
Name: Thomas F. August
Title: President and Chief Executive Officer

OTHER SELLER:

PRENTISS PROPERTIES REAL ESTATE FUND I,
L.P., a Delaware limited partnership

By: Prentiss Properties Real Estate Fund I, LLC,
a Delaware limited liability company, its
general partner

By: Prentiss Properties II, Inc., a
Delaware corporation, its member

By: /s/ Thomas F. August
Name: Thomas F. August
Title: President and Chief Executive Officer

PRUDENTIAL:

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA, a New Jersey corporation

By: /s/ James P. Walker
James P. Walker, Vice President